                     [LETTERHEAD FOR WCI COMMUNITIES, INC.]

                                Investor Contact: Steve Zenker
                                                  (239) 498-8066
                                                  stevezenker@wcicommunities.com
                                                  ------------------------------

                                Media Contact:    Ken Plonski
                                                  (239) 498-8691
                                                  kenplonski@wcicommunities.com
                                                  -----------------------------

FOR IMMEDIATE RELEASE
---------------------

              WCI Reports 32.3% Increase in Earnings per Share for
                               Fourth Quarter 2003

Financial Highlights:
---------------------
Fourth Quarter 2003:
o        Net income: $59.6 million - up 33.6%
o        Diluted EPS: $1.31 - up 32.3%
o        Revenues: $575.2 million - up 27.6%
o        New orders: $456.5 million  - up 152.3%

Full-year 2003:
o        Net income: $105.6 million - up 0.7%
o        Diluted EPS: $2.34 - down 1.3%
o        Revenues: $1.45 billion - up 19.8%
o        New orders: $1.45 billion - up 49.5%
o        Record year-end backlog of $947.7 million - up 32.2%
o        Average selling price per new order of $661,000 - up 43.4%

Guidance for 2004:
o        Net income of $111 to $121 million
o        Diluted earnings per share of $2.45 to $2.65


Bonita Springs, FL (Feb. 9, 2004) WCI Communities, Inc. (NYSE: WCI), a leading builder of highly amenitized lifestyle communities, today reported results for the fourth quarter ended December 31, 2003. Net income for the fourth quarter rose 33.6% to $59.6 million from $44.6 million earned in the fourth quarter of 2002. Diluted earnings per share of $1.31 increased 32.3% from the $0.99 earned the same period a year ago. Revenues advanced 27.6% to $575.2 million from $450.9 million earned in the year earlier period.

For the full year 2003, net income rose 0.7% to $105.6 million. Diluted earnings per share declined 1.3% to $2.34 from $2.37 a year ago, consistent with company guidance. Because the company's initial public offering took place in March 2002, average outstanding shares were lower in 2002 than in 2003. Revenues for the year rose 19.8% to $1.45 billion, up from $1.21 billion in 2002.

New orders for the fourth quarter totaled $456.5 million, up 152.3% from the $180.9 million recorded in the fourth quarter of 2002. For the year, orders rose 49.5% to $1.45 billion. The company's backlog rose to a year-end record $947.7 million, up 32.2% from the $717.1 million reported a year earlier, benefiting from a change in sales mix of both traditional and tower homes. The average sales price for new orders during the year rose to $661,000, up 43.4% from $461,000 in 2002, with traditional homebuilding sales prices up 33.8% and tower unit prices up 44.2%. The primary/move-up segment accounted for 51% of the units sold during the year compared to 29% for the second/luxury market and 20% for the affordable retirement market.

"While 2003 was not without its challenges, we were very pleased to end the year on a high note of triple-digit order growth, record backlog, and recognition by the National Association of Home Builders and Builder Magazine as America's Best Builder" said WCI President Jerry Starkey. "The successful conversion from reservations to contracts at One Bal Harbour, our largest tower project to date, and the growing success of our newer traditional home communities gives us encouragement as we enter 2004. During the upcoming year, WCI plans to enter new markets in Florida and will likely expand outside of Florida. Against a backdrop of improving consumer confidence and a stronger stock market and economy, we believe WCI is well-positioned for growth in 2004 as the luxury and second home buyers develop more confidence in this recovering economy."

Starkey continued, "As expected, sales trends improved as the year progressed. The primary/move-up segment was strong all year and the affordable retirement sector became favorable during the second half of the year. The second home/luxury segment continued to exhibit some weakness throughout the year, although our success with One Bal Harbour, from initial release through contract conversion, assisted WCI in ending the year with record new order activity. As we enter our peak traffic season, we are optimistic that this momentum will continue. The benefit of our backlog will be most evident in the second half of the year, when most of our traditional homes close and initial tower revenue recognition from new tower commencement is greatest."

Traditional Homebuilding
------------------------

Fourth quarter revenues in the Traditional Homebuilding Division were $287.1 million, up 43.3% from the $200.3 million posted in the fourth quarter of 2002. Fourth quarter unit deliveries totaled 710 compared to 585 during the same period last year. The average unit price at delivery was up 18.1% to $404,000 from $342,000. Results benefited from deliveries in three of the company's newest communities, including Old Palm, which delivered its initial units during the quarter. Gross margin as a percentage of revenue was 21.7% compared to 20.9% in the fourth quarter of 2002 (23.7% vs. 23.0% excluding interest and real estate taxes.)

For the year, traditional homebuilding revenues were up 35.3% to $624.2 million from $461.3 million in the same period a year ago. Gross margin as a percentage of revenue rose 120 basis points to 22.8% (24.7% excluding interest and real estate taxes), reflecting a change in mix toward larger homes with more features, which are more prevalent in the new communities WCI is opening.

New orders for the quarter jumped 116.5% to $187.9 million as several newer communities gained momentum. For the year, new orders totaled $718.7 million, a 34.8% increase over the $533.1 million recorded in 2002. Backlog ended the year at $435.4 million, up 28.3% over last year's $339.3 million.

In 2004, the company projects that the number of deliveries will be consistent with levels achieved in 2003. The average sales price of a delivered traditional home is projected to rise 15% to 20% based primarily on mix changes and selected price increases. Closings in 2004 will be more skewed toward the fourth quarter than they were in 2003. Margins are expected to be in the low- to mid-20% range, consistent with the sustainable range the company has communicated previously. Two communities are expected to be closed out during the year while four other communities are expected to begin delivering units.

Tower Homebuilding
------------------

Fourth quarter revenues in the Tower Homebuilding Division rose 21.7% to $212.2 million from $174.4 million in the fourth quarter of 2002. During the quarter, there were 12 towers under construction and recognizing revenue, compared to 16 in the same quarter last year. At year-end, there were 11 towers under construction, with a projected sell-out value of $1.1 billion. Gross margin increased to 31.4% of revenue from 27.0% a year earlier (33.7% vs. 30.0% excluding interest and real estate taxes). Revenues and margins benefited from four new towers beginning revenue recognition during the quarter.

For the twelve month period, tower revenues increased 10.8% to $593.9 million compared to $536.0 million in the prior year. Gross margin as a percent of revenue decreased to 28.9% from 33.4% in the same period a year ago (31.3% vs. 35.5% excluding interest and real estate taxes). The decrease in gross margin percentage is mainly due to the mix of towers under construction in 2003 vs. 2002 and reflects continued incentives on finished unit inventory. During 2003, nine towers were completed while five commenced construction. Of the nine completed, three had average unit prices over $1.5 million while only one new tower began construction during 2003 at that price point. The company continues to broaden its tower product line to appeal to a wider range of customers by offering more moderately priced units. While these tower offerings in some cases may carry lower margins than the division's average, margins are still expected to compare favorably with the traditional home products that the company builds.

New orders for the quarter jumped 185.7% to $268.6 million, in large part due to One Bal Harbour, which converted 104 of its 185 condominium units from reservation to contract during the quarter. As of today, 145 units, with an average sales price of $1.9 million, are under contract. Construction on the tower is expected to begin in the second quarter of this year. For the year, new orders increased 65.6% to $728.0 million from $439.5 million recorded in 2002. Backlog reached a record $512.2 million at year-end, a 35.6% increase over the $377.8 million achieved in 2002.

For the full year 2004, WCI expects that six to ten towers will commence construction, with a total sell-out value of $750 million to $1 billion. Of those six to ten towers, only two are anticipated to have average unit prices over $1 million. As the year progresses, WCI expects to begin tower operations in at least two new markets, Jacksonville and Northwest Florida. Based upon the expected mix of towers generating revenue in 2004, margins for the tower division are expected to be in the 25% to 30% range.

Amenities
---------

Fourth quarter revenues in the Amenities Division were $13.4 million, down 39.1% from $22.0 million in the fourth quarter of 2002. The quarterly decline was expected due to fewer sales of luxury memberships and marina slips.

For the twelve month period, the Amenities division experienced a 20.7% decrease in revenues from $71.1 million to $56.4 million. Gross margin as a percentage of revenue declined to 12.5% for the year compared to 21.6% last year, primarily due to fewer marina slip sales and fewer mature clubs under management compared to the prior year.

For 2004, the company expects higher revenues but lower margins as several clubs in newer communities generate operating deficits during the early start-up years, and limited profits are reported on memberships sold in these new clubs.

Real Estate Services
--------------------

Fourth quarter revenues in the Real Estate Services Division of $29.7 million were up 26.4% compared to $23.5 million in the fourth quarter of 2002. Strength in the real estate service businesses drove fourth quarter gross margin as a percent of revenue up 120 basis points to 15.1% vs. 13.9% in the year ago period.

For the twelve month period, revenues rose 26.2% to $113.9 million resulting from a 17% increase in the number of transactions and a 16% increase in average sales price at Prudential Florida WCI Realty, the division's largest segment. All three major segments of the division reached record levels of revenues and profits as margins rose to 16.3% of revenue for the year vs. 13.6% a year ago.

For 2004, revenues and profits from the division are both expected to rise 20% to 25%.

Cash Flow/Financial Position/Balance Sheet
------------------------------------------

Through December 31, 2003, net cash provided by operating activities, including the purchase and development of real estate inventories, totaled $4.3 million compared to cash used of $109.9 million for 2002. Total liquidity, measured as the sum of cash plus available capacity under the revolving facility, totaled approximately $500.0 million at December 31, 2003. The ratio of net debt to net capitalization of 49.9% was consistent with company expectations.

Financial Guidance
------------------

For 2004, the company expects net income to grow 5% to 15% over levels achieved in 2003. This performance would equate to $2.45 to $2.65 per share. Earnings will be heavily weighted toward the second half of the year as numerous new towers begin to recognize revenue and the majority of traditional homes are delivered in the third and fourth quarters due to the seasonal nature of the Florida retirement and second-home markets. First quarter earnings for 2004 are expected to be in the $5 to $10 million range, down from the previous year, predominately due to an absence of land sales and an increase in overhead expenses related to the ramp-up of new communities. Historically, the first quarter has been the least significant of the four quarters for the company. The second quarter should see earnings of $10 to $15 million. In the third quarter, the company expects to almost double the prior year's earnings, while the fourth quarter should exhibit growth of approximately 10% year-over-year. SG&A expenses are expected to decline to approximately 10.0% of total revenue for the entire year.

Conference Call
---------------

WCI will conduct a conference call today at 10:00 AM EST in conjunction with this release. The call will be broadcast live at www.wcicommunities.com or can be accessed by telephone at (617) 786-2960 and by entering access code 59884359. A replay will be available after the call for a period of 36 hours by dialing
(617) 801-6888 and entering conference code 70327381. The replay will also be available on the company's website until March 9, 2004. A slide presentation will accompany the call and can be accessed on the company's website in the Investor Relations section.

About WCI
---------

Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second home buyers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and currently feature more than 500 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 30-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its over 30 communities. The company currently owns and controls developable land of approximately 14,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements

                                       ###

For more information about WCI and its residential communities visit

                             www.wcicommunities.com

                              WCI Communities, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                             December 31,
                                                       ------------------------
                                                          2003          2002
                                                       ----------    ----------
Assets

Cash and cash equivalents                              $   95,005    $   49,789
Contracts receivable                                      546,696       515,021
Real estate inventories                                 1,105,866       977,524
Property and equipment                                    168,920       127,152
Other assets                                              267,186       234,406
                                                       ----------    ----------

Total assets                                           $2,183,673    $1,903,892
                                                       ==========    ==========

Liabilities and Shareholders' Equity

Accounts payable, accruals and other liabilities       $  574,149    $  510,448
                                                       ----------    ----------
Debt obligations:
Senior unsecured credit facility                               --        44,935
Mortgages and notes payable                                46,918       130,624
Senior subordinated notes                                 678,859       554,397
Contingent convertible senior subordinated notes          125,000            --
                                                       ----------    ----------
Total debt obligations                                    850,777       729,956
                                                       ----------    ----------

Total shareholders' equity                                758,747       663,488
                                                       ----------    ----------

Total liabilities and shareholders' equity             $2,183,673    $1,903,892
                                                       ==========    ==========


Other Balance Sheet Data
Debt                                                   $  850,777    $  729,956
Shareholders' equity                                      758,747       663,488
                                                       ----------    ----------
Capitalization                                         $1,609,524    $1,393,444
                                                       ==========    ==========
Ratio of debt to capitalization                              52.9%         52.4%

Debt, net of cash and cash equivalents                 $  755,772    $  680,167
Shareholders' equity                                      758,747       663,488
                                                       ----------    ----------
Capitalization, net of cash and cash equivalents       $1,514,519    $1,343,655
                                                       ==========    ==========
Ratio of net debt to net capitalization                      49.9%         50.6%

                              WCI Communities, Inc.
                   Selected Revenues and Earnings Information
                      (in thousands, except per share data)

                                                                       For the three months ended        For the years ended
                                                                              December 31,                    December 31,
                                                                     --------------------------------------------------------------
                                                                         2003            2002 (1)         2003             2002 (1)
                                                                     -----------       -----------    -----------       -----------
REVENUES

      Homebuilding:
        Traditional                                                  $   287,099       $   200,307    $   624,219       $   461,270
        Towers                                                           212,183           174,422        593,893           536,005
        Lots                                                              23,725             5,593         25,677            17,028
      Amenity membership and operations                                   13,428            22,024         56,369            71,067
      Real estate services                                                29,657            23,470        113,893            90,226
      Land sales                                                           9,096            25,068         38,154            36,213
                                                                     -----------       -----------    -----------       -----------
        Total revenues                                                   575,188           450,884      1,452,205         1,211,809
                                                                     -----------       -----------    -----------       -----------

GROSS MARGIN

      Homebuilding:
        Traditional                                                       62,420            41,851        142,397            99,763
        Towers                                                            66,639            47,149        171,856           179,276
        Lots                                                              11,898             2,154         12,268             7,484
      Amenity membership and operations                                    2,660             5,273          7,024            15,336
      Real estate services                                                 4,487             3,251         18,605            12,228
      Land sales                                                           1,339            17,918          9,840            20,890
                                                                     -----------       -----------    -----------       -----------
        Total gross margin                                               149,443           117,596        361,990           334,977
                                                                     -----------       -----------    -----------       -----------

OTHER (INCOME) AND EXPENSE
      Equity in losses (earnings) from joint ventures                         94               494           (607)              410
      Other income                                                        (1,644)           (1,500)        (5,075)           (5,745)
      Selling, general and administrative,
        including real estate taxes, net                                  44,225            34,739        151,809           125,169
      Expenses related to early repayment of debt                             --                --             --             3,282
      Depreciation and amortization                                        3,081             2,418         11,211             9,092
      Interest expense, net                                                8,987             8,654         34,842            31,161
      Income tax expense                                                  35,108            28,224         64,250            66,792
                                                                     -----------       -----------    -----------       -----------

        Net income                                                   $    59,592       $    44,567    $   105,560       $   104,816
                                                                     ===========       ===========    ===========       ===========

EARNINGS PER SHARE
      Basic                                                          $      1.37       $      1.00    $      2.41       $      2.45
      Diluted                                                        $      1.31       $      0.99    $      2.34       $      2.37

WEIGHTED AVERAGE NUMBER OF SHARES
      Basic                                                               43,549            44,356         43,831            42,805
      Diluted                                                             45,327            45,126         45,206            44,248

OPERATING DATA
      Interest incurred, excluding warehouse credit facility         $    19,002       $    17,278    $    70,608       $    65,964
      Interest included in cost of sales                             $    12,065       $     9,136    $    28,040       $    20,940

(1) Certain amounts in the prior year's selected revenues and earnings information have been reclassified to conform to the 2003 presentation. These reclassifications have no impact on reported net income.

                              WCI Communities, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                 (in thousands)


                                                                        For the years ended
                                                                             December 31,
                                                                       ----------------------
                                                                          2003         2002
                                                                       ---------    ---------
Cash flows from operating activities:
    Net income                                                         $ 105,560    $ 104,816
    Increase in real estate inventories                                  (75,741)    (153,756)
    Increase in contracts receivable                                     (31,675)    (115,305)
    All other                                                              6,162       54,323
                                                                       ---------    ---------
Net cash provided by (used in) operating activities                        4,306     (109,922)
                                                                       ---------    ---------

Net cash used in investing activities                                    (73,825)     (61,750)
                                                                       ---------    ---------

Cash flows from financing activities:
    Net borrowings under debt obligations                                119,759       37,764
    Proceeds from issuance of common stock                                    --      138,201
    All other                                                             (5,024)     (12,497)
                                                                       ---------    ---------
Net cash provided by financing activities                                114,735      163,468

                                                                       ---------    ---------
Net increase (decrease) in cash and cash equivalents                   $  45,216    $  (8,204)
                                                                       =========    =========


SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
      Net cash provided by (used in) operating activities              $   4,306    $(109,922)
      Interest expense, net                                               34,842       31,161
      Interest included in cost of sales                                  28,040       20,940
      Income tax expense                                                  64,250       66,792
      Depreciation and amortization                                       11,211        9,092
      Increase in real estate inventories                                 75,741      153,756
      Increase in contracts receivable                                    31,675      115,305
      All other                                                           (6,162)     (54,323)
                                                                       ---------    ---------
      Total EBITDA                                                     $ 243,903    $ 232,801
                                                                       =========    =========


(1) Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company's management believes that EBITDA is an indication of the Company's ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

                             WCI Communities, Inc.
                          Homebuilding Operational Data
                                 (in thousands)

                                                        For the three months ended          For the years ended
                                                              December 31,                       December 31,
                                                        ------------------------------------------------------------
                                                          2003             2002             2003             2002
                                                        ---------       ----------       ----------       ----------
Traditional Homebuilding Division
---------------------------------

      Average Selling Price Per Home Closed             $     404       $      342       $      375       $      326

      Homes Closed (Units)                                    710              585            1,666            1,413

      Net New Orders For Homes (Units)                        491              287            1,679            1,666

      Contract Values of New Orders                     $ 187,924       $   86,830       $  718,690       $  533,144

      Average Selling Price Per New Order               $     383       $      303       $      428       $      320

Tower Division
--------------

      Net New Orders (Units)                                  177               82              508              442

      Contract Values of New Orders                     $ 268,572       $   94,047       $  727,970       $  439,547

      Average Selling Price Per New Order               $   1,517       $    1,147       $    1,433       $      994

Combined Traditional Homebuilding and Tower Divisions
-----------------------------------------------------

      Net New Orders (Units)                                  668              369            2,187            2,108

      Contract Values of New Orders                     $ 456,496       $  180,877       $1,446,660       $  972,691

      Average Selling Price Per New Order               $     683       $      490       $      661       $      461



                                                                                        December 31,   December 31,
                                                                                            2003           2002
                                                                                        ------------   ------------
Traditional Homebuilding Division
---------------------------------

      Backlog (Units)                                                                            882            869

      Backlog Contract Values                                                           $    435,419     $  339,277

      Active Communities                                                                          14             14


Tower Division
--------------

      Cumulative Contract Values                                                        $  1,063,125     $  894,032

      Less: Cumulative Revenues Recognized                                                  (550,887)      (516,230)
                                                                                        ------------     ----------
      Backlog Contract Values                                                           $    512,238     $  377,802
                                                                                        ============     ==========

      Towers under construction during the
      year recognizing revenue                                                                    20             20

      Aggregate Backlog Contract Values,
        Traditional Homebuilding and Tower Divisions                                     $   947,657    $   717,079